Exhibit 99.1

Tesoro Logistics LP Closes the Acquisition of the Second Portion of the West Coast Logistics Assets from Tesoro Corporation

SAN ANTONIO - September 30, 2014 - Tesoro Corporation (NYSE:TSO) (“Tesoro”) and Tesoro Logistics LP (NYSE:TLLP) (the “Partnership” or “TLLP”) today announced that TLLP has closed the remaining portion of the acquisition of certain terminalling and pipeline assets (the “West Coast Logistics Assets”) owned by Tesoro and certain of its subsidiaries. TLLP acquired Tesoro Alaska Pipeline Company LLC, which owns a refined products pipeline located in Alaska, for total cash consideration of $28.6 million, financed with borrowings under the Partnership’s revolving credit facility.

The approximately 70 mile long refined products pipeline links TLLP’s Anchorage, Alaska terminal to Tesoro’s Kenai, Alaska refinery and the Kenai pipeline marine wharf. “The pipeline provides continued enhancement of our Western United States footprint,” said Greg Goff, President and CEO.

In connection with the closing of the transaction, Tesoro and the Partnership entered into a throughput agreement for the pipeline, which includes a minimum throughput commitment.

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates six refineries in the western United States with a combined capacity of over 850,000 barrels per day and ownership in a logistics business which include a 33% interest in Tesoro Logistics LP (NYSE: TLLP) and ownership of its general partner. Tesoro's retail-marketing system includes over 2,200 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA Gasoline™ and Tesoro® brands.

Contact:
Investors:
Brian Randecker, Senior Director, Investor Relations, (210) 626-4757

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702